EXHIBIT 99.1

Sunny Uberoi

Media Relations

212.994.8206 or 917.443.3325

suberoi@antigenics.com

Robert Anstey

Investor Relations

800.962.2436

ir@antigenics.com

DATA FROM INVESTIGATOR-SPONSORED TRIAL OF ONCOPHAGE® CANCER VACCINE IN GLIOMA

PRESENTED AT IMMUNOTHERAPY TASK FORCE MEETING

AT THE SOCIETY OF NEURO-ONCOLOGY’S ANNUAL MEETING

ORLANDO, FL – November 16, 2006 – Antigenics Inc. (NASDAQ: AGEN) announced that preliminary data from a Phase 1/2 investigator-sponsored trial of the company’s investigational cancer vaccine Oncophage® (vitespen; formerly HSPPC-96) as a treatment for recurrent glioma were presented at the Immunotherapy Task Force Meeting, held at the Society of Neuro-Oncology’s 11th Annual Scientific Meeting. Preliminary results from the first cohort of six patients in the study (abstract #004), being conducted at the Brain Tumor Research Center at the University of California, San Francisco, showed that Oncophage vaccination was associated with tumor-specific immune response in six treated patients with recurrent, high-grade glioma. Glioma is a cancer affecting the central nervous system that begins in glial cells (connective tissue cells that surround and support nerve cells). Malignant glioma is currently a fatal disease.

“This is the first documentation of a glioma-specific immune response after vaccination with Oncophage,” said Andrew T. Parsa, MD, PhD, assistant professor in the department of neurological surgery at the University of California, San Francisco, and principal investigator of the trial. “Based on preliminary observation of patients in the first cohort, the tumor-specific immune response evoked by Oncophage vaccination may be associated with clinical benefit in these patients with recurrent glioma, including improved progression-free survival and overall survival compared with historical controls. Further studies are certainly warranted to definitively determine the benefit of Oncophage in this patient population.”

Derived from each individual’s tumor, Oncophage contains the ‘antigenic fingerprint’ of the patient’s particular cancer and is designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Oncophage is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been granted fast track and orphan drug designations from the US Food and Drug Administration in both metastatic melanoma and renal cell carcinoma.

Study Findings

The investigator-sponsored Phase 1/2 study is designed to establish the feasibility, safety and activity of Oncophage vaccination in patients with recurrent, high-grade glioma. The trial involves two cohorts of six patients, both of which receive a minimum of four Oncophage injections: the first cohort receives biweekly vaccinations; the second cohort receives weekly vaccinations. Patients are monitored for immune response before and after Oncophage treatment.

In the first cohort, tumor-specific immune response was detected after vaccination in all six patients. Researchers observed that patients whose disease was stable after surgical resection and before vaccination were more likely to respond clinically. Of the first six patients treated, five have exceeded the historical median benchmark of 6.5 months survival from time of recurrence, and all six have exceeded the overall survival historical benchmark of 14.6 months from time of diagnosis. The investigators will continue to follow patients for progression-free survival and overall survival. According to investigators, no adverse events or toxicity identified were considered attributable to the vaccine. Adverse events reported in the company’s Phase 3 studies in other indications were generally mild and expected. The more frequently reported adverse events were mainly constitutional in nature or related to the actual injection, and included, but were not limited to, injection-site erythema, injection-site induration, injection-site pain, injection-site edema, headache, fatigue and rash.

Researchers plan to present further results from the Phase 1/2 trial of Oncophage in glioma next year. Based on these preliminary findings, a larger Phase 2 study is planned for 2007.

About Brain and Spinal Cord Tumors

The American Cancer Society estimates that 18,820 malignant tumors of the brain or spinal cord will be diagnosed during 2006 in the United States, and that about 12,820 people will die from these tumors. Brain and spinal cord tumors account for about 1 percent of all cancers and 2 percent of all cancer-related deaths.

About UCSF

UCSF is a leading university that consistently defines health care worldwide by conducting advanced biomedical research, educating graduate students in the life sciences, and providing complex patient care. For more information, please visit www.ucsf.edu.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers, infectious diseases and autoimmune disorders. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin™ (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant being evaluated by Antigenics’ corporate partners in several late-stage clinical trials. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding the potential safety and activity of Oncophage in patients with glioma. These risks and uncertainties include, among others, the risk that a small investigator-sponsored study in six patients is representative of what can be replicated in a larger trial that could support registration; and the factors described under Factors That May Impact Future Results in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics’ Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2006. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

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